Exhibit 10.2

NOTICE OF SAR GRANT

under the

CINEDIGM CORP. 2017 EQUITY INCENTIVE PLAN

No. of shares subject to SAR: _________________

This GRANT, made as of the _____ day of ______, 20___ by Cinedigm Corp., a Delaware corporation (the “Company”), to ____________________, is made pursuant and subject to the provisions of the Company’s 2017 Equity Incentive Plan (the “Plan”), a copy of which has been given to Participant. All terms used herein that are defined in the Plan have the same meanings given them in the Plan.

1.       Grant of SARs. Pursuant to the Plan, the Company, on __________ __, 20__ (“Grant Date”), granted to Participant, an aggregate of ____________ stock appreciation rights (“SAR” or “SARs”) subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth. Each SAR entitles the Participant to receive, upon exercise, an amount (referred to herein as the “Stock Appreciation Amount”) equal to the excess of (a) the Market Price per share of the Common Stock on the exercise date, over (b) $XX.XX, being not less than the Market Price per share of the Common Stock on the Grant Date (the amount in (b) referred to herein as the “Exercise Price”). Such SARs will be exercisable as hereinafter provided.

2.       Expiration Date. The Expiration Date of the SARs is the date that is ten (10) years from the Grant Date. The SARs may not be exercised on or after the Expiration Date.

3.       Vesting of SARs. Except as provided in paragraphs 7, 8, 9, or 10, the SARs shall become vested in three annual installments pursuant to the following table:

Date of Vesting	Number of SARs that will Vest
_______ ___, 20___	______________
_______ ___, 20___	______________
_______ ___, 20___	______________

4.       Exercisability of SARs. Except as provided in paragraphs 7, 8, 9, or 10, the SARs shall become exercisable at the time they become vested pursuant to paragraph 4. Once the SARs have become exercisable in accordance with the preceding sentence, they shall continue to be exercisable until the termination of Participant’s rights hereunder pursuant to paragraphs 7, 8, 9, or 10, or until the Expiration Date, if earlier. A partial exercise of this SAR shall not affect Participant’s right to exercise the SARs with respect to the remaining shares, subject to the terms and conditions of the Plan and those set forth herein.

5.       Method of Exercising SARs and Form of Payment of Stock Appreciation Amount. The SARs shall be exercised pursuant to procedures established by the Committee for exercising the SARs. Upon exercise of the SARs, the Stock Appreciation Amount, less any amounts withheld pursuant to paragraph 18, shall be paid, as determined solely at the discretion of the Company, in (a) whole shares of Common Stock, (b) cash, or (c) a combination of both cash and Common Stock.

6.       Nontransferability. This SARs are nontransferable except by will or the laws of descent and distribution. During Participant’s lifetime, the SARs may be exercised only by Participant.

7.       Upon a Qualifying Termination Event.

(a)       Notwithstanding anything in this SAR to the contrary, if, prior to the forfeiture of the SARs under paragraph 9, Participant experiences a Qualifying Termination Event (as defined below), the SARs shall become vested and exercisable as to a pro-rata number of the unvested SARs, as determined in accordance with the following sentence. The pro-rata number of the unvested SARs that shall vest and become exercisable pursuant to the preceding sentence shall be equal to a fraction of the remaining unvested SARs; the numerator of such fraction shall be “x” where x equals the number of full months of service performed by the Participant after the Grant Date and prior to the Qualifying Termination Event, and the denominator of the fraction shall be 36. The non-vested portion of the SARs shall be forfeited.

(b)       The portion of the SARs vested pursuant to paragraph 3 or subparagraph (a) of this paragraph 7 may be exercised beginning on the date the SAR becomes vested and shall remain exercisable according to the terms provided in paragraph 4, and the Participant or Participant’s beneficiary (or estate as the case may be) may exercise this SAR during the remainder of the period preceding the Expiration Date. Participant shall have the right to designate his beneficiary in accordance with procedures established under the Plan for such purpose. If Participant fails to designate a beneficiary, or if at the time of his death there is no surviving beneficiary, the SARs may be exercised by his estate.

8.       Exercise of Vested SARs After Other Termination of Employment. Except as provided in paragraph 7, in the event Participant ceases to be employed by the Company or an Affiliate, the rules under this paragraph 8 shall apply. If Participant ceases to be employed after the SARs are vested, but prior to the Expiration Date, Participant may exercise the SARs with respect to the shares he is entitled to purchase pursuant to paragraphs 3 and 4 above within sixty (60) days of the date of such termination of employment (but in no event later than the Expiration Date). Any portion of the vested SARs that is not exercised within the foregoing sixty (60) day period shall be immediately forfeited.

9.       Forfeiture. Any non-vested portion of the SARs that does not become vested pursuant to paragraph 3, 7(a) or 10, shall be forfeited if Participant’s employment with the Company or an Affiliate terminates for any reason.

10.      Change in Control. In the event of a Change in Control (as defined in the Plan) prior to the forfeiture of the SARs under paragraph 9, the provisions of this paragraph 10 shall apply in addition to the provisions of Article 17 (and related provisions) of the Plan.

(a)     Any Replacement Award made to the Participant shall provide that if the Participant is terminated by the Company other than for Cause or voluntarily resigns for Good Reason (as defined in paragraph 11) concurrent with or within two (2) years after the date of the Change in Control, the non-vested Replacement Award shall become immediately vested and shall be exercisable as provided in paragraph 7(b), at the time of the termination or resignation. The Committee shall have the discretion to determine the terms of any Replacement Award in compliance with the Plan and applicable law. For purposes of paragraphs 9 and 11, references to the Company or an Affiliate shall also include any successor entity.

(b)    Notwithstanding the provisions of subparagraph (a) hereof, in connection with a Change in Control where the Company’s shares continue to be traded on the Nasdaq Global Market or another established securities market and this SAR remains in effect, if the Participant is terminated by the Company other than for Cause or voluntarily resigns for Good Reason (as defined in paragraph 11) concurrent with or within two (2) years after the date of the Change in Control, the non-vested SARs shall become immediately vested and shall be exercisable as provided in paragraph 7(b), as of the time of the termination or resignation.

11.       Qualifying Termination Event and Other Terms.

(a)     For purposes of this SAR, Qualifying Termination Event shall mean a Participant’s death, Disability, termination by the Company or an Affiliate other than for Cause, or voluntary termination for Good Reason.

(b)     “Disability” shall mean a Participant’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.

(c)     If the events described in subparagraph (a) or paragraph 10 occur after the date that the Participant is advised (upon recommendation by the Committee) that his employment is being, or will be, terminated for Cause, on account of performance or in circumstances that prevent him from being in good standing with the Company, accelerated vesting shall not occur and all rights under this SAR shall terminate, and this SAR shall expire on the date of Participant’s termination of employment. The Committee shall have the authority to determine whether Participant’s termination from employment is for Cause or for any reason other than Cause.

(d)     “Good Reason” means (1), (2) or (3), as determined by the Committee in its sole discretion without Participant’s written consent: (1) a material and substantially adverse reduction in Participant’s title or job responsibilities compared with Participant’s title or job responsibilities on the Date of Grant, (2) the Company’s requiring the office nearest to Participant’s principal residence to be located at a place that is more than fifty (50) miles from where such office is currently located, or (3) any material breach of an employment agreement by the Company. Notwithstanding the foregoing, Good Reason will be deemed to exist only in the event that: (x) Participant gives written notice to the Company of his or her claim of Good Reason and the specific grounds for the claim within ninety (90) days following the occurrence of the event upon which the claim rests, (y) the Company fails to cure such breach within thirty days (30) of receiving such notice (“Cure Period”), and (z) Participant gives written notice to the Company to terminate his or her employment within fifteen (15) days following the Cure Period.

12.       Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle Participant to a fractional share such fraction shall be disregarded.

13.       No Right to Continued Employment. This SAR does not confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate his employment at any time.

14.       Change in Capital Structure. The terms of this SAR shall be adjusted as the Committee determines is equitable in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

15.       Governing Law. This SAR shall be governed by the laws of the State of Delaware and applicable Federal law. All disputes arising under this SAR shall be adjudicated solely within the state or Federal courts located within the State of Delaware.

16.       Conflicts.

(a)       In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this SAR, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

(b)       In the event of any conflict between the provisions of this SAR and the provisions of any separate Agreement between the Company and the Participant, including, but not limited to, any Severance Compensation Agreement, the provisions of that separate Agreement shall govern.

17.        Binding Effect. Subject to the limitations set forth herein and in the Plan, this SAR shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

18.        Taxes. Tax withholding requirements attributable to the exercise of this SAR, including employment taxes, Federal income taxes, and state and local income taxes with respect to the state and locality where, according to the Company's system of records, the Participant resides at the time the SAR is exercised, except as otherwise might be determined to be required by the Company, will be satisfied by the Participant as instructed in the established procedures for exercising this SAR; provided, however, that the foregoing employment, Federal, state and local income tax withholding provision shall be subject to any special rules or provisions that may apply to Participants who are non-US employees (working inside or outside of the United States) or US employees working outside of the United States. It is the Participant's responsibility to properly report all income and remit all Federal, state, and local taxes that may be due to the relevant taxing authorities as the result of exercising this SAR.

19.       Recoupment. In addition to any other applicable provision of the Plan, this SAR is subject to the terms of any separate Clawback Policy maintained by the Company, as such Policy may be amended from time to time.

20.       Acceptance. Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. Participant has read and understands the terms and provisions thereof, and accepts the SAR subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon exercise of the SARs or disposition of the underlying shares and that the Participant should consult a tax advisor prior to such exercise or disposition.

IN WITNESS WHEREOF, the Company and Participant have each caused this Notice of SAR Grant to be signed on their behalf.

Cinedigm Corp.

By:

Participant

5